CUSIP No. 29414C300

EXHIBIT A

Securities Purchase Agreement

EnzymeBioSystems
8440 W. Lake Mead, Suite 214

Las Vegas, NV 89128

The undersigned (the “Investor”) hereby confirms its agreement with EnzymeBioSystems, a Nevada corporation (the “Company”), as follows:

1.       This Securities Purchase Agreement, including the Terms and Conditions For Purchase of Securities attached hereto as Annex I (collectively, this “Agreement”) is made as of the date set forth below between the Company and the Investor.

2.       The Company has authorized the sale and issuance to certain investors Common Units (the “Common Units”) consisting of (i) 3,750,000 authorized but unissued post-split shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company (the “Shares”) and (ii) A, B, C & D Warrants (the “Warrants”) to purchase additional Common Stock. The purchase price per Common Unit shall be $0.20 per unit (the “Common Unit Purchase Price”) and includes a Class A Warrant that can exercised to purchase up to an equal amount of shares at $0.30 per share, a Class B Warrant than can be exercised to purchase up to an equal amount of shares at $0.40 per share, a Class C Warrant to purchase up to an equal amount of shares at $0.60 per share. Upon the exercise of the Class C Warrants, the investor is entitled to Class D cashless warrant of $0.40 per share. Notwithstanding anything to the contrary contained in the Warrants, none of the Warrants shall be exercisable by the Holder hereof to the extent (but only to the extent) that the Holder or any of its affiliates would beneficially own in excess of 4.9% of the Common Stock after giving effect to such exercise. The form of the Warrant for Class A, B, and C is attached hereto as Exhibit B. The form of Warrant for Class D is attached hereto as Exhibit C.

3.       The offering and sale of the Securities (the “Offering”) are being made pursuant where the Company and investors have agreed to the following terms and conditions:

a)      The Company will reverse its common stock on a 1-for-20 basis. All share prices referenced herein are post-split.

b)      The Company agrees to issue A, B and C Warrants with the sale of the stock, and D Warrants upon exercise of some or all of the C Warrants.

c)      The Company and Investor agree that none of the Warrants shall be exercisable by the holder whereby the holder or any of its affiliates would beneficially own in excess of 4.9% of the Common Stock or any other class of any equity security of the Company (other than an exempted security) that is registered pursuant to Section 12 of the Securities Exchange Act of 1934, which may be increased or decreased to any other percentage at the holder’s election on 61 days’ notice delivered to the Company.

d)      The Offering will be conducted on a best efforts basis to raise up to $500,000.

e)      Forty percent of the proceeds from the Offering will be used for Investor Relations to create awareness for the company and Amooranin.

f)       Investor requires current management to remain unchanged and largest shareholder, Berkeley Clinic, LC, to maintain the same percentage ownership voting control (Berkeley Clinic holds approximately 63.6% of the voting control of the Company).

g)      After the Offering is closed, the Company agrees to file a registration statement within 30 days after the Closing of the Offering to register (the “Registration Statement”) with the U. S. Securities and Exchange Commission (the “SEC”) the resale of the shares of the Common Stock and underlying warrants issued and sold in the Offering, subject to customary closing conditions. The Company agrees to use its best efforts to have the registration statement declared effective by the SEC within 90 days of the closing.

4.       The Company and the Investor agree that the Investor will purchase from the Company and the Company will issue and sell to the Investor the number of Common Units set forth below for the aggregate Purchase Price set forth below. The Securities shall be purchased pursuant to the Terms and Conditions for Purchase of Securities and incorporated herein by this reference as if fully set forth herein. The Investor acknowledges that the Offering is not being underwritten or conducted by any placement agent and that there is no minimum offering amount.

5.       The executed Warrants shall be delivered to the Investor by mail, registered in such names and sent to such address as specified by the Investor below.

6.       The Investor represents that, except as set forth below, (a) it has had no position, office or other material relationship within the past three years with the Company or persons known to it to be affiliates of the Company and (b) it is not a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or an Associated Person (as such term is defined under the FINRA’s NASD Membership and Registration Rules Section 1011) as of the Closing. Exceptions:

(If no exceptions, write “none.” If left blank, response will be deemed to be “none.”)

7.       The Investor represents that it has received (or otherwise had made available to it by the filing by the Company of an electronic version thereof with the Commission) the Company's financial reports and business plan as filed with the SEC.

8. The Company represents and warrants as follows:

8.1 Organization; Subsidiary. The Company is a corporation duly existing under the laws of the State of Nevada. The Company is qualified and licensed to do business in any jurisdiction in which the conduct of its business or its ownership of property requires that it be so qualified. The Company has no subsidiaries.

8.2 Authorization. All corporate action on the part of the Company and its officers, directors and stockholders necessary for the authorization, execution, delivery and performance of all obligations of the Company under this Agreement have been taken. This Agreement shall constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights and the enforcement of debtors’ obligations generally and by general principles of equity, regardless of whether enforcement is pursuant to a proceeding in equity or at law.

8.3 Absence of Conflicts. The execution, delivery and performance of this Agreement is not in conflict with nor does it constitute a breach of any provision contained in Company’s organizational documents, nor will it constitute an event of default under any material agreement to which the Company is a party or by which the Company is bound.

8.4 Consents and Approvals. The Company has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities and agencies that are necessary for the continued operation of the Company’s business as currently conducted, or are required by law.

8.5 Litigation. There are no actions, suits, claims, investigations, arbitrations or other legal or administrative proceedings pending, or to the knowledge of the Company threatened, against the Company at law or in equity, and to Company’s knowledge, there is no basis for any of the foregoing. There are no unsatisfied judgments, penalties or awards against or affecting Company or its businesses, properties or assets. The Company is not in default, and no event has occurred which with the passage of time or giving of notice or both would constitute a default by the Company with respect to any order, writ, injunction or decree known to or served upon the Company of any court or of any foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. There are no actions or suits by the Company pending or threatened against others.

   9.     The Company acknowledges that the only material, non-public information relating to the Company or its subsidiaries that the Company, its employees or agents has provided to the Investor in connection with the Offering prior to the date hereof are the material pricing terms of the Offering.

Number of Common Shares at $0.20 per post-split share:	400,000
(includes A, B, C, D Warrants)

Total Purchase Price for Common Units ($0.20 times number of shares)	$80,000 (USD)

Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

Dated as of: 12-04-2017

Oceanside Strategies, Inc.
INVESTOR

By:	/s/ Dain Currie
Print Name:	Oceanside Strategies, Inc.
Title:	President
Address:	10 Market Street #684
Georgetown, Cayman Islands KY1 9006

THE SHARES AND UNDERLYING SECURITIES CONTAINED IN THE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNLESS THE SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION OF SAID ACT.